Exhibit 10.1

AMENDMENT NO. 4 TO THE INVESTMENT MANAGEMENT TRUST AGREEMENT

THIS AMENDMENT NO. 4 TO THE INVESTMENT MANAGEMENT TRUST AGREEMENT (this “Amendment”) is made as of May 14, 2020, by and between Gordon Pointe Acquisition Corp., a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation (the “Trustee”). Capitalized terms contained in this Amendment, but not specifically defined in this Amendment, shall have the meanings ascribed to such terms in the Original Agreement (as defined below).

WHEREAS, on January 30, 2018, the Company consummated an initial public offering (the “Offering”) of units of the Company’s equity securities, each such unit comprised of one share of the Company’s Class A common stock, par value $0.0001 per share (“Common Stock”), and one warrant to purchase one share of Common Stock;

WHEREAS, the Company entered into an Underwriting Agreement with B. Riley FBR, Inc., as representative (the “Representative”) of the several underwriters (the “Underwriters”) named therein (the “Underwriting Agreement”);

WHEREAS, $126,250,000 of the gross proceeds of the Offering and sale of the Placement Warrants (as defined in the Underwriting Agreement) were delivered to the Trustee to be deposited and held in a segregated trust account located in the United States (the “Trust Account”) for the benefit of the Company and the holders of the Company’s Common Stock included in the Units issued in the Offering pursuant to the investment management trust agreement made effective as of January 24, 2018, by and between the Company and the Trustee (as amended, the “Original Agreement”) (the amount delivered to the Trustee (and any interest subsequently earned thereon), including the proceeds from any loans made by the Company’s sponsor or its affiliates in connection with the Extension Amendment (as hereinafter defined) is referred to herein as the “Property”);

WHEREAS, the Company has sought the approval of its stockholders at a meeting of its stockholders to: (i) extend the date before which the Company must complete a business combination from May 14, 2020 to June 15, 2020, plus an option for the Company to further extend such date for an additional 30 days to July 15, 2020 (the “Extension Amendment”) and (ii) extend the date on which the Trustee must liquidate the Trust Account if the Company has not completed a business combination from May 14, 2020 to June 15, 2020, plus an option for the Company to further extend such date for an additional 30 days to July 15, 2020 (the “Trust Amendment”);

WHEREAS, holders of at least sixty-five percent (65%) of the Company’s outstanding shares of common stock approved the Extension Amendment and the Trust Amendment; and

WHEREAS, the parties desire to amend and restate the Original Agreement to, among other things, reflect amendments to the Original Agreement contemplated by the Trust Amendment.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Amendment of Trust Agreement. Section 1(i) of the Original Agreement is hereby amended and restated in its entirety as follows:

(i) Commence liquidation of the Trust Account only after and promptly after (x) receipt of, and only in accordance with, the terms of a letter from the Company (“Termination Letter”) in a form substantially similar to that attached hereto as either Exhibit A or Exhibit B signed on behalf of the Company by its Chief Executive Officer, President, Chief Financial Officer, Secretary or Chairman of the board of directors of the Company (the “Board”) or other authorized officer of the Company, and complete the liquidation of the Trust Account and distribute the Property in the Trust Account, including interest not previously released to the Company to pay its franchise and income taxes (less up to $100,000 of interest that may be released to the Company to pay dissolution expenses), only as directed in the Termination Letter and the other documents referred to therein, or (y) June 15, 2020, subject to an option by the Company to further extend such date for an additional 30 days to July 15, 2020, if a Termination Letter has not been received by the Trustee prior to such date, in which case the Trust Account shall be liquidated in accordance with the procedures set forth in the Termination Letter attached as Exhibit B and the Property in the Trust Account, including interest not previously released to the Company to pay its franchise and income taxes (less up to $100,000 of interest that may be released to the Company to pay dissolution expenses) shall be distributed to the Public Stockholders of record as of such date; provided, however, that in the event the Trustee receives a Termination Letter in a form substantially similar to Exhibit B hereto, or if the Trustee begins to liquidate the Property because it has received no such Termination Letter by June 15, 2020, subject to an option by the Company to further extend such date for an additional 30 days to July 15, 2020, the Trustee shall keep the Trust Account open until twelve (12) months following the date the Property has been distributed to the Public Stockholders;

2.	Miscellaneous Provisions.

(a)	Successors. All the covenants and provisions of this Amendment by or for the benefit of the Company or the Trustee shall bind and inure to the benefit of their permitted respective successors and assigns.

(b)	Severability. This Amendment shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amendment or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Amendment a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

(c)	Applicable Law. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.

(d)	Counterparts. This Amendment may be executed in several original or facsimile counterparts, each one of which shall constitute an original, and together shall constitute but one instrument.

(e)	Effect of Headings. The section headings herein are for convenience only and are not part of this Amendment and shall not affect the interpretation thereof.

(f)	Entire Agreement. The Original Agreement, as modified by this Amendment, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first set forth above.

CONTINENTAL STOCK TRANSFER & TRUST COMPANY,
as Trustee

By:	/s/ Francis E. Wolf, Jr.
Name:	Francis E. Wolf, Jr.
Title:	Vice President
GORDON POINTE ACQUISITION CORP.

By:	/s/ James J. Dolan
Name:	James J. Dolan
Title:	Chief Executive Officer